Exhibit 4.1.11

ASSIGNMENT OF MEMBERSHIP INTERESTS

(SECURITY AGREEMENT)

This ASSIGNMENT OF MEMBERSHIP INTERESTS (SECURITY AGREEMENT) is made as of the 20th day of November, 2009 by MGP INGREDIENTS, INC., a Kansas corporation (the “Grantor”) to and in favor of WELLS FARGO BANK, NATIONAL, acting through its Wells Fargo Business Credit operating division (hereinafter, together with its successors and assigns, referred to as “Lender”).

RECITALS

A.            Grantor is a member of Illinois Corn Processing, LLC, a Delaware limited liability company (“Issuer”).  Lender is contemporaneously with the execution of this Assignment and/or may in the future make loans (the “Loans”) to Grantor pursuant to a Credit and Security Agreement dated as of even date herewith (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”).

B.            As a condition precedent to Lender making the Loans, Lender has further required that Grantor execute and deliver this Assignment to Lender to secure the prompt and complete performance all of the obligations and payment of all of the indebtedness under the Credit Agreement (all such obligations and indebtedness are hereinafter referred to collectively as the “Liabilities”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Defined Terms.  As used in this Assignment, the following terms shall have the following meanings:

“Assignment” shall mean this Assignment of Membership Interests (Security Agreement), as the same may from time to time be amended or supplemented.

“Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of Minnesota.

“LLC Agreement” shall mean that certain Limited Liability Company Agreement of Illinois Corn Processing, LLC, dated approximately as of November 20, 2009, as such agreement may be hereafter amended from time to time in accordance with the terms of this Assignment.

“Loan Documents” shall have the meaning specified in the Credit Agreement.

“Proceeds” shall mean “proceeds”, as such term is defined in the Code and, in any event, shall include, but not be limited to, (i) any and all payments (in any form whatsoever) made or due and payable to Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the “Pledged Collateral” (as hereinafter defined) by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority), (ii) any and all amounts paid or payable to Grantor for or in connection with any sale or other disposition of Grantor’s interests in any Issuer and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Pledged Collateral.

“Security Interest” shall mean the security interest granted pursuant to Section 2 hereof.

2.     Grant of Security Interest.  As security for the prompt and complete payment and performance when due of the Liabilities, Grantor hereby grants to Lender a security interest in and pledges to Lender all of the following (all of which being herein collectively called the “Pledged Collateral”):

(a)   all of Grantor’s right, title and interest as an Interest Holder (as defined in the LLC Agreement) or as member in Issuer, as applicable, including without limitation, all of Grantor’s right to receive distributions at any time or from time to time of cash and other property, real, personal or mixed, from Issuer upon complete or partial liquidation or otherwise;

(b)   all of Grantor’s right, title, and interest in specific property of Issuer;

(c)   subject to the terms of the LLC Agreement, all of Grantor’s right, title and interest, if any, to participate in the management and voting of Issuer;

(d)   all of Grantor’s right, title and interest in and to:

(i)            all rights, privileges, authority and power of Grantor as owner and holder of the items specified in (a), (b), and (c) above, including but not limited to, all contract rights related thereto;

(ii)           all options and other agreements for the purchase or acquisition of any interests in Issuer;

(iii)          any document or certificate representing or evidencing Grantor’s rights and interests in Issuer; and

(iv)          to the extent not otherwise included, all Proceeds and products of any of the foregoing.

3.     Representations and Warranties.  Grantor represents and warrants that:

(a)   Grantor is the sole owner of each item of the Pledged Collateral, free and clear of any and all liens and claims whatsoever except for the security interest granted to Lender pursuant to this Assignment.

(b)   Grantor’s interests in Issuer consist of a fifty percent (50%) membership interest, including the same percentage interests in all distributions by Issuer to its members of cash or other property, whether in complete or partial liquidation or otherwise; provided, that Grantor’s interests in Issuer are subject to dilution in accordance with the LLC Agreement.

(c)   Grantor has all power, statutory and otherwise, to execute and deliver this Assignment, to perform Grantor’s obligations hereunder and to subject the Pledged Collateral to the security interest created hereby, all of which has been duly authorized by all necessary action.

(d)   No amendments or supplements have been made to Issuer’s LLC Agreement since it was originally entered into; the LLC Agreement remains in effect; and no party to the LLC Agreement is presently in default thereunder.

(e)   No authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for Grantor’s granting of a security interest in the Pledged Collateral pursuant to this Assignment for the execution, delivery or performance of this Assignment by Grantor or (ii) for the exercise by Lender of the rights provided for in this Assignment or the remedies in respect of the Pledged Collateral pursuant to this Assignment (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

(f)    Upon the transfer of the Pledged Collateral, or any portion thereof, to any party pursuant to Section 10 below, Issuer shall continue in existence and Issuer’s LLC Agreement provides for such continuation.

4.     Covenants.  Grantor covenants and agrees that from and after the date of this Assignment and until the Liabilities are fully satisfied:

(a)   Further Documentation; Pledge of Instruments.  At any time and from time to time, upon the written request of Lender, and at the sole expense of Grantor, Grantor will promptly and duly execute and deliver any and all such further instruments and documents and take such further actions as Lender may reasonably deem desirable to obtain the full benefits of this Assignment and of the rights and powers herein granted, including, without limitation, the execution and filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the security interest granted hereby and, if otherwise required hereunder, transferring Pledged Collateral to the possession of Lender (if a security interest in such Pledged Collateral can be perfected by possession) or causing Issuer to agree (in writing) that it will only comply with instructions originated by the Lender without further consent by the Grantor.  Grantor also hereby authorizes Lender to file any such financing or continuation statement without the signature of Grantor to the extent otherwise permitted by applicable law.  If any amount payable under or in connection with any of the Pledged Collateral shall be or become evidenced by any promissory note or other instrument (other than an instrument which constitutes chattel paper under the Code), such note or instrument shall be immediately pledged hereunder and a security interest therein hereby granted to Lender and shall be duly endorsed without recourse or warranty in a manner satisfactory to Lender and delivered to Lender.  If at any time Grantor’s right or interest in any of the Pledged Collateral becomes an interest in real property, Grantor immediately shall execute, acknowledge and deliver to Lender such further documents as Lender deems necessary or advisable to create a first priority perfected mortgage lien in favor of Lender in such real property interest.

(b)   Priority of Liens.  Grantor will defend the right, title and interest hereunder of Lender, as a first priority security interest in the Pledged Collateral, against the claims and demands of all persons whomsoever, except that all or a portion of the Pledged Collateral may be purchased by the Issuer or the other member(s) of the Issuer in accordance with the LLC Agreement free and clear of the Security Interest so long as the proceeds of such purchase are paid to Lender.

(c)   Continuous Perfection.  Grantor will not change Grantor’s name in any manner which might make any financing or continuation statement filed hereunder seriously misleading within the meaning of Section 9-507 of the Code (or any other then-applicable provision of the Code), unless Grantor shall have given Lender at least thirty (30) days prior written notice thereof and shall have taken all action (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or reasonably requested by Lender to amend such financing statement or continuation statement so that it is not seriously misleading.  Grantor will not sign or authorize the signing on Grantor’s behalf of any financing statement naming Grantor as debtor covering all or any portion of the Pledged Collateral, except financing statements naming Lender as secured party.

(d)   Transfer of Assets.  Except as required to fulfill Grantor’s obligation relating to the ICPH Option (as defined in the LLC Agreement) Grantor will not directly or indirectly sell, pledge, mortgage, assign, transfer, or otherwise dispose of or create or suffer to be created any lien, security interest, charging order, or encumbrance on any of the Pledged Collateral other than the liens relating to the Loans.

(e)   Performance of Obligations.  Grantor will perform all of Grantor’s obligations under the LLC Agreement prior to the time that any interest or penalty would attach against Grantor or any of the Pledged Collateral as a result of Grantor’s failure to perform any of such obligations, and Grantor will do all things necessary to maintain Issuer as a limited liability company under the laws of the jurisdiction of organization and to maintain Grantor’s interest as a member in Issuer in full force and effect without diminution.

(f)    LLC Agreement.  Grantor will not vote under the LLC Agreement to cause Issuer to dissolve, liquidate, merge or consolidate with any other entity or take any other action under the LLC Agreement that would adversely affect the Security Interest, including, without limitation, the value or priority thereof.

(g)   Securities. Grantor shall, or shall permit Lender to, promptly take all action necessary or appropriate to cause Lender to have sole and exclusive “control” over the Pledged Collateral, as such term is defined in Article 9 of the UCC.  At all times Grantor shall take, or shall permit Lender to take, all action necessary or appropriate to create, perfect and maintain a first perfected priority security interest in the Pledged Collateral in favor of Lender.  Without limiting the foregoing, Grantor shall deliver any and all certificates that evidence the Pledged Collateral together with assignments separate from certificate executed in blank relating thereto.

5.     Grantor’s Powers.

(a)   So long as an “Event of Default” (as hereinafter defined) shall not then exist, Grantor shall be the sole party entitled (1) to exercise for any purpose any and all (i) voting rights and (ii) powers, and (2) to receive any and all distributions, in each case arising from or relating to the Pledged Collateral; provided, however, that Grantor shall not exercise such rights or powers, or consent to any action of either Issuer that would be in contravention of the provisions of, or constitute an Event of Default under, this Assignment or any of the Loan Documents.

(b)   Upon the occurrence of an Event of Default, unless Lender designates in writing to Grantor to the contrary, all rights of Grantor provided in Section 5(a) hereof shall cease, and subject to the terms of the LLC Agreement, all voting rights and powers and rights to distributions included in the Pledged Collateral or otherwise described in such Section 5(a) shall thereupon become vested in Lender, and Lender shall thereafter have the sole and exclusive right and authority to exercise such voting rights and powers.  Grantor shall execute such documents and instruments, including but not limited to, statements that Grantor no longer has the right to act as a member or otherwise relating to such change as Lender may request.  Grantor agrees that Issuer may rely conclusively upon any notice from Lender that Lender has the right and authority to exercise all rights and powers of Grantor as a member under the LLC Agreement.  Grantor irrevocably waives any claim or cause of action against Issuer who deals directly with Lender following receipt of such notice from Lender.

6.     Lender’s Appointment as Attorney-in-Fact.

(a)   Grantor hereby irrevocably constitutes and appoints Lender and each officer or agent of Lender with full power of substitution, as Grantor’s true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Grantor and in the name of Grantor or in such attorney-in-fact’s own name, from time to time in the discretion of each such attorney-in-fact following the occurrence of and during an Event of Default, for the purpose of carrying out the terms of this Assignment, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Assignment and, without limiting the generality of the foregoing, hereby gives each such attorney-in-fact the power and right, from and after an Event of Default, on behalf of Grantor, without notice to or assent by Grantor, to do the following:

(i)            to collect and otherwise take possession of and title to any and all distributions of cash or other property due or distributable at any time after the date hereof to Grantor as a member from Issuer, whether in complete or partial liquidation or otherwise, and to prosecute or defend any action or proceeding in any court of law or equity or otherwise deemed appropriate by such attorney-in-fact for the purpose hereof;

(ii)           to ask, demand, collect, receive and give acceptances and receipts for any and all moneys due and to become due under any Pledged Collateral and, in the name of Grantor or such attorney-in-fact’s own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Pledged Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by such attorney-in-fact for the purpose of collecting any and all such moneys due under any Pledged Collateral whenever payable;

(iii)          to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Pledged Collateral, to effect any repairs or any insurance called for with respect to any of the Pledged Collateral by the terms of this Assignment and to pay all or any part of the premiums therefor and the costs thereof; and

(iv)          (A) to direct any party liable for any payment under any of the Pledged Collateral to make payment of any and all moneys due and to become due thereunder directly to Lender or as such attorney-in-fact shall direct; (B) to receive payment of and receipt for any and all moneys, claims and other amounts due and to become due at any time in respect of or arising out of any Pledged Collateral; (C) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Pledged Collateral or any portion thereof and to enforce any other right in respect of any Pledged Collateral; (D) to defend any suit, action or proceeding brought against Grantor with respect to any Pledged Collateral; (E) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as such attorney-in-fact may deem appropriate; and (F) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Pledged Collateral as fully and completely as though such attorney-in fact were the absolute owner thereof for all purposes, and to do, at the option of such attorney-in-fact at Grantor’s expense, at any time, or from time to time, all acts and things which such attorney-in-fact reasonably deems necessary to protect, preserve or realize upon the Pledged Collateral and the security interest of Lender therein, in order to effect the intent of this Assignment, all as fully and effectively as Grantor might do.

Grantor hereby ratifies, to the extent permitted by law, all that said attorney shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.

(b)   The powers conferred on each attorney-in-fact hereunder are solely to protect the interest in the Pledged Collateral of Lender and shall not impose any duty upon any such attorney-in-fact to exercise any such powers.  Each such attorney-in-fact shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, managers, employees or agents shall be responsible to Grantor for any act or failure to act unless such action or failure to act constitutes gross negligence.

(c)   Grantor also authorizes Lender and each officer  or agent of Lender at any time and from time to time upon the occurrence of any Event of Default, to execute, in connection with the sale provided for in Section 10 of this Assignment, any endorsements, assignments or other instruments of conveyance or transfer with respect to any of the Pledged Collateral.

7.     Distributions.  In the event Grantor receives any distributions in respect of the Pledged Collateral that are made in violation of the Credit Agreement, Grantor will hold the same in trust for Lender and promptly transfer the property that was so distributed in the form that it was received.

8.     Performance by Lender of Grantor’s Obligations.  If Grantor fails to perform or comply with any of Grantor’s agreements contained herein and Lender as provided for by the terms of this Assignment shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of Lender incurred in connection with such performance or compliance, together with interest thereon at the rate following a default specified in the Credit Agreement in effect from time to time shall be payable by Grantor to Lender on demand and shall constitute Liabilities secured hereby.

9.     Default.  Any of the following shall constitute an “Event of Default” hereunder:

(a)   A failure by any Grantor to observe or perform any obligation, covenant, condition, or agreement hereof to be performed by Grantor which involves the payment of money;

(b)   A failure by any Grantor to observe or perform any nonmonetary obligation, covenant, condition, or agreement hereof to be performed by Grantor;

(c)   Any representation or warranty made by Grantor in this Assignment is not true and correct when made in any material respect; or

(d)   The occurrence of any “Event of Default” under the Credit Agreement.

10.   Remedies, Rights Upon Default.

(a)   Upon the occurrence of any Event of Default, Lender or Lender’s designee may, at Lender’s option, elect to become the an Interest Holder (or a substituted member subject to the consent requirements set forth in the LLC Agreement) in Issuer with respect to the Pledged Collateral and Grantor shall execute or cause to be executed all documents necessary to evidence Lender so becoming an Interest Holder (or substituted member).  If any Event of Default shall occur, Lender or Lender’s designee may exercise in addition to all other rights and remedies granted to them in this Assignment and in any other instrument or agreement securing, evidencing or relating to the Liabilities, all rights and remedies of a secured party under the Code.  Without limiting the generality of the foregoing, Grantor expressly agrees that in any such event Lender, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Grantor or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Pledged Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or sell or otherwise dispose of and deliver said Pledged Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any of Lender’s offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without the assumption of any credit risk.  Grantor expressly acknowledges that private sales may be less favorable to a seller than public sales but that private sales shall nevertheless be deemed commercially reasonable and otherwise permitted hereunder.  In view of the fact that federal and state securities laws and/or other applicable laws may impose certain restrictions on the method by which a sale of the Pledged Collateral may be effected, Grantor agrees that upon the occurrence of an Event of Default,

Lender may, from time to time, attempt to sell all or any part of the Pledged Collateral by means of a private placement, restricting the prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution.  In so doing, Lender may solicit offers to buy the Pledged Collateral, or any part thereof, for cash, from a limited number of investors deemed by Lender in its judgment, to be financially responsible parties who might be interested in purchasing the Pledged Collateral, and if Lender solicits such offers, then the acceptance by Lender of the highest offer obtained therefrom shall be deemed to be a commercially reasonable method of disposing of the Pledged Collateral.

Lender or Lender’s designee shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Pledged Collateral so sold, free of any right or equity of redemption, which equity of redemption Grantor hereby releases.  Grantor further agrees, at the request of Lender, to assemble the Pledged Collateral and make it available to Lender at places which Lender shall reasonably select, whether at Grantor’s premises or elsewhere.  Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale as provided in Section 10(d) of this Assignment.  Only after so paying over such net proceeds and after the payment by Lender of any other amount required by any provision of law, including Section 9-608(1)(C) of the Code, need Lender account for the surplus, if any, to Grantor.  To the extent permitted by applicable law, Grantor waives all claims, damages, and demands against Lender arising out of the repossession, retention or sale of the Pledged Collateral except in each case such as arise out of the gross negligence or willful misconduct of Lender.   Any notification of intended disposition of any of the Pledged Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Lender and Grantor, (ii) describe the Pledged Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Grantor is entitled to an accounting of the Liabilities and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made.  Lender may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Pledged Collateral and has no obligation to provide any warranties at such time.

(b)   Grantor also agrees to pay all costs of Lender, including reasonable attorneys’ fees and expenses, incurred with respect to the collection of any of the Liabilities or the enforcement of any of Lender’s rights hereunder.

(c)   Grantor hereby waives presentment, demand, or protest (to the extent permitted by applicable law) of any kind in connection with this Assignment or any Pledged Collateral.  Except for notices provided for herein, Grantor hereby waives notice (to the extent permitted by applicable law) of any kind in connection with this Assignment.

(d)   The proceeds of any sale, disposition or other realization upon all or any part of the Pledged Collateral shall be distributed by Lender in the following order of priorities:

first, to Lender in an amount sufficient to pay in full the expenses of Lender in connection with such sale, disposition or other realization, including all expenses, liabilities and advances incurred or made by Lender in connection therewith, including reasonable attorneys’ fees and expenses;

second, to Lender until the other Liabilities are paid in full; and

finally, upon payment in full of all of the Liabilities, to Grantor, or its representative or as a court of competent jurisdiction or Grantor may direct.

Grantor agrees to indemnify and hold harmless Lender, its directors, managers, officers, employees, agents and parent, and subsidiary corporations, and each of them, from and against any and all liabilities, obligations, claims, damages, or expenses incurred by any of them arising out of or by reason of entering into this Assignment or the consummation of the transactions contemplated by this Assignment and to pay or reimburse Lender for the fees and disbursements of counsel incurred in connection with any investigation, litigation or other proceedings (whether or not Lender is a party thereto) arising out of or by reason of any of the aforesaid.  Lender will promptly give Grantor written notice of the assertion of any claim which it believes is subject to the indemnity set forth in this Section 10 and will upon the request of Grantor promptly furnish Grantor with all material in its possession relating to such claim or the defense thereof to the extent that Lender may do so without breach of duty to others.  Any amounts properly due under this Section 10 shall be payable to Lender immediately upon demand.

11.   Limitation on Lender’s Duty in Respect of Pledged Collateral.  Except as expressly provided in the Code, Lender shall have no duty as to any Pledged Collateral in its possession or control or in the possession or control of any agent or nominee of Lender or as to any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

12.   Notices.  Any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier or U.S. Mail and shall be deemed given:  (a) if served in person, when served; (b) if telecopied, on the date of transmission if before 3:00 p.m. (Chicago time) on a business day; provided, that a hard copy of such notice is also sent pursuant to clause (c) or (d) below; (c) if by overnight courier, on the first business day after delivery to the courier; or (d) if by U.S. Mail, on the fourth (4th) day after deposit in the mail, postage prepaid, certified mail, return receipt requested.

Notices to Grantor:	MGP Ingredients, Inc. 100 Commercial Street Atchison, KS 66002 Attention: Dick Larson Telecopier: (913) 360-5661

Notices to Lender:	Wells Fargo Bank, National Association MAC N9312-040 109 South 7th Street, 4th Floor Minneapolis, MN 55402 Attention: Becky A. Koehler Telecopier: (612) 341-2472

Any party may change its respective address for the giving of notice to another address by giving at least 10 business days’ notice of such change.

13.   Severability.  Any provision of this Assignment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.   No Waiver; Cumulative Remedies.  Lender shall not, by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder.  No waiver hereunder shall be valid except to the extent therein set forth.  A waiver of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Lender would otherwise have had on any future occasion.  No failure to exercise nor any delay in exercising on the part of Lender any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege.  Except to the extent that Lender has specifically and expressly waived such remedies in this Assignment or otherwise, the rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.  Lender may resort to and realize on the Pledged Collateral simultaneously with any acts or proceedings initiated by Lender in its sole and conclusive discretion to resort to or realize upon any other sources of repayment of the Liabilities, including, but not limited to, collateral granted by other security agreements and the personal liability of Grantor and any person or corporation which has guaranteed repayment of the Liabilities.  None of the terms or provisions of this Assignment may be waived, altered, modified or amended except by an instrument in writing, duly executed by Grantor and Lender.

15.   Successors and Assigns.  This Assignment and all obligations of Grantor hereunder shall be binding upon the successors and assigns of Grantor, except that Grantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender and shall, together with the rights and remedies of Lender hereunder, inure to the benefit of Lender and its respective successors and assigns.  Neither this Assignment nor anything set forth herein is intended to, nor shall it, confer any rights on any person or entity other than the parties hereto and all third party rights are expressly negated.

16.   Termination.  This Assignment, and the assignments, pledges and security interests created or granted hereby, shall terminate when the Liabilities shall have been fully paid and satisfied, at which time Lender shall release and reassign (without recourse upon, or any warranty whatsoever by, Lender), and deliver to Grantor all Pledged Collateral and related documents then in the custody or possession of Lender, including termination statements under the Code, all without recourse upon, or warranty whatsoever, by Lender and at the cost and expense of Grantor.  The Security Interest shall also terminate and be released with respect to 20% of the interests of Issuer upon consummation of the sale by Grantor of such interest pursuant to the ICPH Option (as defined in the LLC Agreement) upon payment of all sale proceeds to Lender.

17.   Injunctive Relief.  Grantor recognizes that in the event Grantor fails to perform, observe or discharge any of Grantor’s obligations hereunder, no remedy of law will provide adequate relief to Lender, and agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

18.   Waiver of Subrogation.  Grantor shall have no rights of subrogation as to any of the Pledged Collateral until full and complete performance and payment of the Liabilities.

19.   Severability.  Wherever possible, each provision of this Assignment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Assignment shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Assignment.

20.   Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Assignment shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without regard to principles of conflicts of law.  Grantor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Minnesota sitting in Hennepin County, Minnesota and of the United States District Court for the District of Minnesota, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Assignment or any other Loan Document to which each is a party, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state courts or, to the fullest extent permitted by applicable Law, in such Federal courts.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Assignment or in any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Assignment or any other Loan Document against any Loan Party or any of its properties in the courts of any other jurisdiction.

(b)           Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Assignment or the other Loan Documents in any court referred to in paragraph (1) of this section.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Grantor irrevocably consents to service of process in the manner provided for notices in the Credit Agreement.  Nothing in this Assignment will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

21.   WAIVER OF JURY TRIAL; OTHER WAIVER.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY WAIVE

THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM.  THE PARTIES HERETO REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL ON SUCH MATTERS.  IN THE EVENT OF LITIGATION, A COPY OF THIS ASSIGNMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS ASSIGNMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[signature page to follow]

IN WITNESS WHEREOF, Grantor has executed this Assignment or has caused the same to be executed by Grantor’s duly authorized representative(s) as of the date first above written.

MGP INGREDIENTS, INC.
a Kansas corporation

By:	/s/ Timothy W. Newkirk
Name:	Timothy W. Newkirk
Its	President

Signature Page Assignment of Membership Interests

ACKNOWLEDGEMENT

The undersigned hereby (a) acknowledges receipt of a copy of the foregoing Assignment of Membership Interests (Security Agreement), (b) waives any rights or requirement at any time hereafter to receive a copy of such Assignment of Membership Interests (Security Agreement) in connection with the registration of any Pledged Collateral (as defined therein) in the name of Wells Fargo Bank, National Association or its nominee or the exercise of voting rights by Wells Fargo Bank, National Association, (c) consents to Wells Fargo becoming an Interest Holder or the admission of Wells Fargo as a member subject to the LLC Agreement and (d) agrees promptly to note on its books and records the transfer of the security interest in the membership interests of the undersigned as provided in such Assignment of Membership Interests (Security Agreement), including the following legend:

PURSUANT TO THAT CERTAIN ASSIGNMENT OF MEMBERSHIP INTERESTS (SECURITY AGREEMENT) DATED AS OF NOVEMBER       , 2009 (AS FROM TIME TO TIME AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED), GRANTOR HAS UNDER THE CIRCUMSTANCES SPECIFIED IN SUCH ASSIGNMENT AGREEMENT EMPOWERED WELLS FARGO BANK, NATIONAL ASSOCIATION TO VOTE, SUBJECT TO THE CONSENT REQUIREMENTS SET FORTH IN THE LLC AGREEMENT, THE MEMBERSHIP INTERESTS AND EXERCISE ANY OTHER RIGHTS WITH RESPECT TO THE MEMBERSHIP INTERESTS OWNED BY GRANTOR PURSUANT TO SUCH ASSIGNMENT OF MEMBERSHIP INTERESTS (SECURITY AGREEMENT) WITHOUT FURTHER CONSENT BY GRANTOR.

Dated: November 20, 2009	ILLINOIS CORN PROCESSING, LLC
a Delaware limited liability company

	By	/s/ Randy Schrick
Randy Schrick, President

Acknowledged and Consented to:

ILLINOIS CORN PROCESSING HOLDINGS, LLC.

By:	/s/ Peter Coxon
Name:	Peter Coxon
Its:	President

Acknowledgment Assignment of Membership Interests